Exhibit 99.1

Flotek Industries 10603 W. Sam Houston Pkwy N., Suite 300 Houston, TX 77064 Ph: 713-849-9911 www.flotekind.com

FLOTEK ANNOUNCES BOARD CHANGES

— CEO/Chairman role to be separated; David Nierenberg to be appointed Chairman;

Paul Hobby added as new independent director —

Houston, March 20, 2019 — Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced that as part of its ongoing commitment to strong corporate governance, the Board has decided to separate the role of Chairman and Chief Executive Officer effective as of the 2019 Annual Meeting. John W. Chisholm will remain as the President and CEO of Flotek. In connection with separating the roles of Chairman of the Board and CEO, the Board has determined to elect David Nierenberg as Chairman of the Board effective as of the 2019 Annual Meeting. Mr. Nierenberg will continue to serve as Chairman of the Strategic Capital Committee, which is currently reviewing a wide range of options to determine how Flotek will deploy the remaining net proceeds from the sale of Florida Chemical Company, LLC (“FCC”). L.V. “Bud” McGuire will continue in the role of Lead Independent Director.

Additionally, Flotek has increased the size of its Board of Directors from seven to eight directors and has appointed Paul Hobby to the Board, effective immediately. Mr. Hobby shall stand for re-election at the 2019 Annual Meeting together with the Company’s other nominees. The Board has also appointed Mr. Hobby to the Board’s Corporate Governance and Nominating Committee and the Company’s Strategic Capital Committee.

These initiatives follow constructive dialogue and collaboration with BLR Partners LP (“BLR”), a Flotek shareholder, regarding the Company’s strategic plans and Board composition.

“We appreciate the input we have received from BLR and all of our shareholders. I look forward to working with David, Paul and the rest of the Board to execute our plan and increase value for shareholders,” said Mr. Chisholm. “We have executed a number of value-creating initiatives including the sale of the FCC business and continued cost-cutting programs to improve long-term margins. We are now refocusing the growth strategy of our Energy Chemistry Technologies segment to position it for enhanced long-term performance.”

Mr. Nierenberg commented, “I believe that Flotek has significant turnaround potential and I am excited to take on the role of Chairman at this important juncture. I look forward to working closely with John and the Board and welcome the contributions and expertise of our new director, Paul Hobby. This Board will continue to take the necessary actions to enhance performance and create value for our shareholders.”

Flotek and BLR have entered into an agreement under which BLR has agreed to certain customary standstill, voting and other provisions with Flotek. The complete agreement will be filed in a Form 8-K with the U.S. Securities and Exchange Commission.

About Paul W. Hobby

Mr. Hobby is a founder and a Managing Partner of Genesis Park LP., a regional private equity firm that has expertise in communications, energy technologies and other technology sectors.

Mr. Hobby has served on the board of a number of public companies including: NRG, Eagle Global Logistics, Stewart Title, Coastal Banc, Amegy Bank of Texas and Aronex Pharmaceuticals. He is former Chairman of the Houston Branch of the Federal Reserve Bank of Dallas, the Greater Houston Partnership, the Texas Ethics Commission, the Texas General Services Commission and the Texas Business Hall of Fame. He has also held a number of other community leadership positions over time.

Mr. Hobby is a graduate of the University of Virginia, where he has been honored for service to the University, and the University of Texas School of Law, where he has served as an adjunct faculty member and been honored as an Outstanding Young Alumnus. He has been a guest lecturer at the Rice University Jones School, the University of Houston, Texas State University and the Stanford University Graduate School of Business.

About David Nierenberg

David Nierenberg is Founder and President of Nierenberg Investment Management Company (NIMCO) of Camas, Washington, which manages The D3 Family Funds, which seeks long term capital gain, principally through investment in a concentrated portfolio of undervalued micro-cap public equities. He has served on dozens of not for profit, public, and private for profit boards since 1985.

Mr. Nierenberg is a former partner for consulting firm Bain & Company and has significant experience in corporate governance. He serves on the Washington State Investment Board, which oversees $130 billion of public employee retirement and other funds. Additionally, he chairs The Ira Millstein Center for Global Markets and Corporate Ownership at Columbia Law School, a world leader in corporate governance. Previously, he was Vice Chair of the Millstein Center for Corporate Governance at Yale. David chairs the Research Advisory Committee for Glass-Lewis, the second largest global proxy advisor.

He currently serves as a director of Rosetta Stone (RST) and Riverview Bancorp (RVSB).

David earned a B.A. with Distinction in History from Yale College in 1975 and a J.D. from Yale Law School in 1978. He is a retired member of the Massachusetts Bar.

About Flotek Industries, Inc.

Flotek develops and delivers prescriptive, reservoir-centric chemistry technologies to oil and gas clients designed to address every challenge in the lifecycle of the reservoir and maximize recovery in both new and mature fields. Flotek’s inspired chemists draw from the power of bio-derived solvents to deliver solutions that enhance energy production. Flotek serves major and independent energy producers and oilfield service companies, both domestic and international. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release may constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.‘s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.